Exhibit 10.17

Dynex Capital, Inc.
2012 Base Salaries for Named Executive Officers

The 2011 base salaries for Dynex Capital, Inc.'s named executive officers were as follows: Thomas B. Akin, Chairman and Chief Executive Officer - $500,000; Byron L. Boston, Executive Vice President and Chief Investment Officer - $500,000; and Stephen J. Benedetti, Executive Vice President, Chief Operating Officer and Chief Financial Officer - $350,000.
On March 1, 2012 Dynex Capital, Inc.'s Board of Directors and Compensation Committee of the Board of Directors approved the following base salaries effective April 1, 2012 for the named executive officers: Thomas B. Akin, Chairman and Chief Executive Officer - $600,000; Byron L. Boston, President and Chief Investment Officer - $600,000; and Stephen J. Benedetti, Executive Vice President, Chief Operating Officer and Chief Financial Officer - $375,000.